Exhibit 99.1

Capstone Reports 7.6% Organic Revenue Growth and 6.5% Organic Gross Profit Growth in July–August

Preliminary interim results demonstrate continued momentum in July and August; year-to-date organic gross profit increases 6.5% as Company advances capital-efficient growth strategy.

NEW YORK--(BUSINESS WIRE)--October 1, 2026--Capstone Holding Corp. (NASDAQ: CAPS), a national, technology-enabled building products distribution platform, today announced preliminary operating results for July and August 2026, highlighting continued organic growth. The results include all three operating businesses (Instone, Carolina Stone and Canadian Stone Industries) on a comparable basis, as if each had been owned throughout both periods, and cover performance through August 31 only.

Organic revenue increased 7.6% year over year to approximately $14.0 million in the first two months of the third quarter, while organic gross profit rose 6.5% to $3.5 million. The results demonstrate continued progress against Capstone’s strategy of generating organic growth through its capital-efficient distribution platform.

Through August, year-to-date organic revenue increased 4.6% to approximately $48.1 million and organic gross profit rose 6.5% to $12.5 million, outpacing revenue growth. Capstone continued to deliver organic revenue growth despite contraction in the broader building-products market.

“We felt that more current information would help shareholders understand the Company’s position, amid broader uncertainty in the housing and building products market,” said Matthew Lipman, Chief Executive Officer. “Our performance in July and August indicates strong progress against our growth and profitability objectives. Year to date, organic gross profit (6.5%) is growing faster than organic revenue (4.6%). We plan to expand our product portfolio and geographic reach through our existing distribution infrastructure, with the objective of generating additional revenue without a proportionate increase in our cost base.”

The Company may provide additional interim operating updates at its discretion but does not intend to do so on a fixed schedule.

Key Highlights:

●	Organic Revenue Growth: Organic revenue increased 7.6% year over year to $14.0 million across July and August, extending the positive growth momentum established in the second quarter.

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Gross Profit Growth: Organic gross profit increased 6.5% to $3.5 million across July and August 2026. Year-to-date organic gross profit rose 6.5% to $12.5 million, outpacing organic revenue growth of 4.6% to $48.1 million.

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Pacific Northwest Expansion: Capstone plans to expand its regional warehouse into a full-scale distribution operation, introducing additional product lines and extending Instone's service capabilities to more customers.

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Carolina Stone Diversification: Carolina Stone plans to expand beyond stone into siding, creating opportunities to generate additional revenue through existing customer relationships and infrastructure.

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Product Portfolio Growth: The successful rollout of Eldorado Stone demonstrates Capstone's ability to scale new products through its distribution platform. The Company plans to continue expanding its product offering and its distribution across its network.

“Last quarter’s results demonstrated the strength of our platform, as organic revenue and gross profit grew despite challenging market conditions,” Lipman added. “Our preliminary July and August results indicate that momentum continued into the third quarter. We look forward to advancing our capital-efficient growth strategy in the months ahead.”

For more information, visit Capstone's Investor Relations website at www.capstoneholdingcorp.com.

About Capstone Holding Corp.

Capstone Holding Corp. (NASDAQ: CAPS) is a national, technology-enabled building products distribution platform optimizing supply chains across 38 U.S. states and Canada. Through its Instone operating platform and inventory portal, the Company aggregates and delivers proprietary stone veneer, hardscape materials, and modular masonry systems. Capstone’s model combines digital infrastructure, owned-inventory logistics, and disciplined acquisitions to drive scalable margin expansion and operating leverage across its growing platform.

About This Update

Capstone does not intend to provide interim updates on a fixed schedule and undertakes no obligation to provide them in the future. The Company has commented on current conditions between quarterly reports before, for example on tariffs in March 2025. It has not previously published figures for part of a quarter. The third quarter figures in this release cover July and August only. The year-to-date figures run through August 31. Neither includes September, and results for the full third quarter may differ. The Company will report its third quarter results in its Quarterly Report on Form 10-Q.

Non-GAAP Financial Measures

This press release references organic revenue and organic gross profit, non-GAAP financial measures that include all three operating businesses on a comparable basis, as if each business had been owned throughout both periods. Management believes these measures help investors compare revenue and gross profit on a consistent basis, without the effect of acquisition timing. Management uses them alongside consolidated net sales and consolidated gross profit to evaluate operating performance.

The Company acquired Carolina Stone on August 22, 2025, and Canadian Stone Industries on December 1, 2025, and results for those businesses before those dates are taken from the sellers’ records and have not been audited or reviewed by the Company’s independent registered public accounting firm. Organic revenue and organic gross profit are not measures of financial performance under GAAP, should not be considered alternatives to revenue, gross profit or any other performance measure derived in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies. These preliminary figures are unaudited and subject to change. The 2025 comparative figures differ from the Company’s reported consolidated results, which reflect the actual dates of acquisition. The Company’s September 16, 2026 release referred to organic distribution revenue, which is the revenue of the legacy Instone operations excluding Carolina Stone and Canadian Stone Industries. The organic revenue and organic gross profit in this release include all three businesses in both periods and are therefore different measures.

A reconciliation of organic revenue and organic gross profit to consolidated net sales and consolidated gross profit, the most directly comparable GAAP measures, is set out below. Dollars in thousands, unaudited. (1)

	Jul and Aug 2025	Jul and Aug 2026	YTD Aug 2025	YTD Aug 2026
Consolidated net sales (GAAP)	8,711	13,960	29,462	48,106
Carolina Stone and Canadian Stone Industries before acquisition	4,260	0	16,547	0
Organic revenue	12,971	13,960	46,009	48,106
Consolidated gross profit (GAAP)	2,041	3,507	6,496	12,476
Carolina Stone and Canadian Stone Industries before acquisition	1,251	0	5,216	0
Organic gross profit	3,292	3,507	11,712	12,476

(1) Results of Canadian Stone Industries are translated into U.S. dollars at Bank of Canada monthly average exchange rates. The consolidated figures for the six months ended June 30, 2026 in the Company’s Quarterly Report on Form 10-Q were translated at the exchange rates recorded in the Company’s books, and the first six months implied by the 2026 columns above differ from the filed figures by approximately $30 thousand of net sales as a result.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events and performance, including the planned expansion of the Company’s Pacific Northwest operations, the planned addition of siding at Carolina Stone, the continued expansion of the Company’s product offering and distribution, M&A strategy, use of capital, and operating outlook. The July and August 2026 figures in this release are preliminary, remain subject to the completion of the Company’s financial closing procedures, and have not been audited or reviewed by the Company’s independent registered public accounting firm. Actual results may differ materially from those projected due to a range of factors, including but not limited to the Company’s liquidity and access to capital; its ability to comply with, or obtain waivers of, financial covenants; the refinancing or repayment of indebtedness as it matures; conditions that may raise substantial doubt about the Company’s ability to continue as a going concern; acquisition timing and integration; seasonal fluctuations in demand; macroeconomic conditions; and other execution risks. Please review the Company’s filings with the SEC, including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, for a full discussion of these and other risk factors. Capstone undertakes no obligation to revise forward-looking statements except as required by law.

Investor Contact

Investor Relations

Capstone Holding Corp.

investors@capstoneholdingcorp.com

www.capstoneholdingcorp.com

Source: Capstone Holding Corp.